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PAINCARE RECEIVES NOTICES FROM AMERICAN STOCK EXCHANGE

ORLANDO, Fla. – (PR NEWSWIRE) – April 22, 2008 – PainCare Holdings, Inc. (AMEX:PRZ), a provider of pain-focused medical and surgical solutions and services, today announced that it received a letter from the American Stock Exchange (“the AMEX”) on April 18, 2008 notifying the Company that its delay in filing its Form 10-K for the fiscal year ended December 31, 2007 constitutes a failure to comply with the continued listing standards set forth in Sections 134 and 1101 of the AMEX Company Guide.

On Wednesday, April 16, 2008, PainCare released a news announcement reflecting its comparative results for the 2006 and 2007 fiscal years, ended December 31. The associated Form 10-K is expected to be filed with the U.S. Securities and Exchange Commission within the next several weeks, upon completion of its review by the Company’s independent audit firm. As noted in the aforementioned news announcement, PainCare could not complete the Form 10-K within the prescribed time because the Company effected numerous dispositions of physician practices during the 2007 fiscal year resulting in the need for additional time to complete the associated accounting and financial reporting.

Based on its review of the preliminary financial information reported in aforementioned news announcement, the AMEX also notified PainCare by way of a separate letter, dated April 18, 2008, that the Company is not in compliance with Section 1003(a)(i) of the Company Guide with stockholders’ equity of less than $2,000,000 and losses from continuing operations and net losses in two out of its three most recent fiscal years; Section 1003(a)(ii) of the Company Guide with stockholders’ equity of less than $4,000,000 and losses from continuing operations and net losses in three out of its four most recent fiscal years; Section 1003(a)(iii) of the Company Guide with stockholders’ equity of less than $6,000,000 and losses from continuing operations and net losses in its five most recent fiscal years; and Section 1003(a)(iv) of the Company Guide in that it has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether the Company will be able to continue operations and/or meet its obligations as they mature.

PainCare anticipates submitting a plan by May 2, 2008 advising the AMEX of action it has taken, or will take, that will bring the Company back into compliance with Sections 134, 1101 and 1003(a)(iv) of the Company Guide no later than July 17, 2008; and an additional plan by May 19, 2008 addressing how it intends to regain compliance with Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii) of the Company Guide no later than October 19, 2009. In the event that the Company fails to submit these plans, or submits plans that are not accepted, it will be subject to delisting proceedings. Furthermore, if the Plan is accepted, but the Company is not in compliance with the noted Sections of the AMEX Company Guide by July 17, 2008 and/or October 19, 2008, as required, the AMEX will initiate delisting proceeds, as appropriate.

About PainCare Holdings, Inc.

Headquartered in Orlando, Florida, PainCare Holdings, Inc. is a provider of pain-focused medical and surgical solutions and services. Through its proprietary network of acquired or managed physician practices, and in partnership with independent physician practices and medical institutions throughout the United States and Canada, PainCare is committed to utilizing the most advanced science and technologies to diagnose and treat pain stemming from neurological and musculoskeletal conditions and disorders. Through its subsidiary Integrated Pain Solutions (IPS), the Company is engaged in pioneering the nation’s first managed services organization that offers a multi-disciplinary healthcare network focused on the treatment of pain. For more information on PainCare Holdings, please visit www.paincareholdings.com.

This press release contains forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. These forward-looking statements, which may include statements regarding our future financial performance or results of operations, including expected revenue growth, cash flow growth, future expenses, future operating margins and other future or expected performance, are subject to the following risks: the acquisition of businesses or the launch of new lines of business, which could increase operating expenses and dilute operating margins; the inability to attract new patients by our owned practices, the managed practices and the limited management practice; increased competition, which could lead to negative pressure on our pricing and the need for increased marketing; the inability to maintain, establish or renew relationships with physician practices, whether due to competition or other factors; the inability to comply with regulatory requirements governing our owned practices, the managed practices and the limited management practices; that projected operating efficiencies will not be achieved due to implementation difficulties or contractual spending commitments that cannot be reduced; and to the general risks associated with our businesses.

In addition to the risks and uncertainties discussed above you can find additional information concerning risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements in the reports that we have filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent our judgment as of the date of this release and you should not unduly rely on such statements. Unless otherwise required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the filing may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements.

FOR MORE INFORMATION, PLEASE CONTACT:

Investor/Shareholder Relations

Dodi Handy, President and CEO, or Daniel Conway, Chief Strategist

Elite Financial Communications Group, LLC

at 407-585-1080 or via email at prz@efcg.net